Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 26, 2024 relating to the financial statements of Surgery Partners, Inc. and subsidiaries (the “Company”), appearing in the Annual Report on Form 10-K of Surgery Partners, Inc. for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

Nashville, TN
June 10, 2025